EXHIBIT 10.66

[***] DENOTES CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT

LOAN AGREEMENT

This Loan Agreement (as amended, restated, modified or otherwise supplemented from time to time, this “Agreement”) is entered into as of November 26, 2008 (the “Agreement Date”), by and among Micron Semiconductor B.V., a private limited company organized under the laws of The Netherlands (the “Borrower”), Micron Technology, Inc., a corporation organized under the laws of the State of Delaware, U.S.A. (the “Guarantor”), and Nan Ya Plastics Corporation, a company incorporated under the laws of the Republic of China (the “Lender”).

RECITALS

A. WHEREAS, on October 11, 2008, Qimonda AG, a company incorporated under the laws of Germany (“Qimonda”), Qimonda Holding B.V., a private limited company organized under the laws of The Netherlands, the Borrower and the Guarantor entered into a Share Purchase Agreement, a copy of which is attached hereto as Exhibit A (the “Share Purchase Agreement”), pursuant to which, Qimonda and its Affiliates will sell to the Borrower, a Subsidiary of the Guarantor, 1,184,088,059 shares of common stock of Inotera Memories, Inc., a company limited by shares under the laws of the Republic of China (the “Company”), owned of record by Qimonda and/or its Affiliates (as such shares may be adjusted, increased or decreased as a result of a stock split, reverse stock split or reclassification, the “Shares”).

B. WHEREAS, Nanya Technology Corporation, a company incorporated under the laws of the Republic of China (“NTC”), has committed to, either individually or through one or more of its affiliates, provide a two-year loan to the Borrower in support of the proposed acquisition per a Commitment Letter dated October 11, 2008 (such letter as amended or supplemented, the “Commitment Letter”).

C. WHEREAS, in partial fulfillment of NTC’s obligation under the Commitment Letter, the Lender, as an Affiliate of NTC, hereby agrees to extend a loan facility to the Borrower and the Borrower hereby agrees to borrow the same from the Lender, and NTC and the Guarantor are concurrently with the execution of this Agreement supplementing the Commitment Letter to reflect NTC’s continuing commitment to provide [***] a one-year loan upon the maturity of the loan contemplated hereby.

D. WHEREAS, the Guarantor is willing to guarantee all of the Borrower's obligations hereunder, and the Borrower will, and the Guarantor will cause its Subsidiary who owns part of the Shares to, pledge in favor of the Lender all of the Shares as security to secure the due and punctual performance of all of the Borrower's obligations hereunder.

E. WHEREAS, the Lender shall, subject to the terms and conditions of this Agreement, be and remain the holder of the Loan and agrees that the Loan is intended to satisfy the requirements of Section 881(c)(2) of the Internal Revenue Code and Section 1.871-14 of the Treasury Regulations.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. DEFINITION.

1.1 Defined Terms.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, including through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person.

“Agreement” shall have the meaning set forth in the preamble of this Agreement.

“Agreement Date” shall have the meaning set forth in the preamble of this Agreement.

“Applicable Law” means any applicable laws, statutes, rules, regulations, ordinances, orders, codes, arbitration awards, judgments, decrees or other legal requirements of any Governmental Entity.

“Borrower” shall have the meaning set forth in the preamble of this Agreement.

“Business Day” means a day that is not a Saturday, Sunday or other day on which commercial banking institutions in the ROC are authorized or required by Applicable Law to be closed.

“Collateral” shall have the meaning set forth in Section 5.1 of this Agreement.

“Confidential Information” shall have the meaning set forth in Section 10.16(a) of this Agreement.

“Commitment Letter” shall have the meaning set forth in the Recitals to this Agreement.

“Company” shall have the meaning set forth in the Recitals to this Agreement.

“Control” (whether or not capitalized) means the power or authority, whether exercised or not, to direct the business, management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members, shareholders or other equity holders of such Person or power to control the composition of a majority of the board of directors or like governing body of such Person; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Drawdown Date” means the date on which the Lender makes available and releases the Loan to the Borrower.

“Event of Default” means any of the events described in Section 9.1 of this Agreement.

“GAAP” means generally accepted accounting principles, consistently applied for all periods at issue.

“Governmental Entity” means any governmental authority or entity, including any agency, board, bureau, commission, court, municipality, department, subdivision or instrumentality thereof, or any arbitrator or arbitration panel.

“Guarantee” shall have the meaning set forth in Section 4.1 of this Agreement.

“Guarantor” shall have the meaning set forth in the preamble of this Agreement.

“Guarantor SEC Filings” means the reports, forms and other filings that have been made by the Guarantor with the United States Securities and Exchange Commission.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Interest Period” means three (3) months.

“Lender” shall have the meaning set forth in the preamble of this Agreement.

“Loan” shall have the meaning set forth in Section 2.1(a) of this Agreement.

“Loan Documentation” means this Agreement and the Pledge Agreement.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, property, or condition (financial or otherwise) of the Guarantor and its Subsidiaries taken as a whole; (b) the ability of the Borrower or the Guarantor to perform its obligations under the Loan Documentation to which it is a party; or (c) the legality, validity or enforceability of the Loan Documentation or the rights or remedies of the Lender under any of the Loan Documentation.

“Maturity Date” has the meaning set forth in Section 2.2(a) of this Agreement.

“Micron Technology Asia Pacific” means Micron Technology Asia Pacific, Inc., an Idaho corporation.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)           subject to paragraph (c) below, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)           if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)           if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will apply only to the last Month of any period.

“New Lender” shall have the meaning set forth in Section 2.2(b) of this Agreement.

“New Loan” shall have the meaning set forth in Section 2.2(b) of this Agreement.

“New Loan Documentation” shall have the meaning set forth in Section 2.2(c) of this Agreement.

“Non-Attributable Event” has the meaning set forth in Section 2.2(d) of this Agreement.

“Novation Agreement” has the meaning set forth in Section 2.2(b) of this Agreement.

“NTC” shall have the meaning set forth in the Recitals to this Agreement.

“Original Financial Statements” means the audited consolidated balance sheets, and related statements of operations, cash flow and shareholder’s equity, in each case, of the Guarantor and its Subsidiaries for the fiscal year ended August 28, 2008.

“Permitted Liens” means (a) liens for taxes not yet delinquent or liens for taxes being contested in good faith and by appropriate proceedings for which adequate reserves have been established to the extent required by U.S. GAAP; (b) liens in respect of property or assets imposed by law which were incurred in the ordinary course of business, which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings; and (c) liens in favor of the Lender; provided that, in the case of a lien described in the foregoing clause (a) or (b), such lien does not have priority over the liens granted to the Lender under the Pledge Agreement.

“Person” means any natural person, corporation, joint stock company, limited liability company, association, partnership, firm, joint venture, organization, business, trust, estate or any other entity or organization of any kind or character.

“Pledge” shall have the meaning set forth in Section 5.1 of this Agreement.

“Pledge Agreement” shall have the meaning set forth in Section 5.1 of this Agreement.

“Pledgor” shall have the meaning set forth in Section 5.1 of this Agreement.

“Potential Event of Default” means any event or circumstance that with the giving of notice or the passage of time (or both) would constitute an Event of Default.

“Qimonda” shall have the meaning set forth in the Recitals to this Agreement.

“ROC” means the Republic of China.

“Share Purchase Agreement” shall have the meaning set forth in the Recitals to this Agreement.

“Shares” shall have the meaning set forth in the Recitals of this Agreement.

“Subsidiary” means with respect to any specified Person, any other Person that, directly or indirectly, including through one or more intermediaries, is controlled by such specified Person.

“TDCC” means the Taiwan Depository & Clearing Corporation.

“Taxes” includes any tax, levy, duty, charge, impost, fee, deduction or withholding of any nature now or hereafter imposed, levied, collected, withheld or assessed by any taxing or other authority and includes any interest, penalty or other charge payable or claimed in respect thereof.

“Term” shall have the meaning set forth in Section 10.4 of this Agreement.

“TTLA” means the Technology Transfer and License Agreement for 68-50NM Process Nodes, made and entered into as of April 21, 2008, by and between the Guarantor and NTC, as amended, amended and restated, modified or otherwise supplemented from time to time.

[***] shall have the meaning set forth in Section 9.5 of this Agreement.

“2nd Closing” shall have the meaning set forth in Section 2.4 of the Share Purchase Agreement.

“2nd Close Shares” shall have the meaning set forth in Section 2.4 of the Share Purchase Agreement.

1.2 Certain Interpretive Matters.

(a) Unless the context requires otherwise, (i) all references to Sections, Articles or Exhibits are to Sections, Articles or Exhibits of or to this Agreement, (ii) each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with ROC GAAP, (iii) words in the singular include the plural and vice versa, (iv) the term “including” means “including without limitation,” and (v) the terms “herein,” “hereof,” “hereunder” and words of similar import shall mean references to this Agreement as a whole and not to any individual section or portion hereof.  Unless otherwise denoted, all references to “$” or dollar amounts will be to lawful currency of the United States of America.  All references to “day” or “days” mean calendar days.

(b) No provision of this Agreement will be interpreted in favor of, or against, any party hereto by reason of the extent to which (i) such party or its counsel participated in the drafting thereof, or (ii) such provision is inconsistent with any prior draft of this Agreement or such provision.

2.  TERMS OF LOAN AND REPAYMENT.

2.1 Provision of Loan.

(a) Subject to the terms and conditions of this Agreement, the Lender shall make available a loan facility to the Borrower in the principal amount of two hundred million U.S. dollars ($200,000,000) (the “Loan”) and the Borrower agrees to borrow the Loan.

(b) Subject to the Borrower's satisfaction or the Lender’s waiver of the conditions set forth in Article 6 of this Agreement, the Lender shall make available and release the entire principal amount of the Loan to the Borrower on the Drawdown Date (which shall be a Business Day) by wire transfer to the account designated by the Borrower, the details of which is set forth in a writing delivered by the Borrower to the Lender.

2.2 Maturity of the Loan.

(a) The Borrower shall repay the Loan in full on the first anniversary of the Drawdown Date (the “Maturity Date”), unless the Loan is accelerated pursuant to this Agreement.

(b) Unless otherwise directed by the Borrower by written notice to the Lender no later than fifteen (15) Business Days prior to the Maturity Date, the Lender [***] (the “New Lender”) to make available to the Borrower a loan in the principal amount of two hundred million U.S. dollars ($200,000,000) (the “New Loan”) on the Maturity Date.  The New Loan may be effected by either (i) the assignment by the Lender of its rights and obligations under the existing Loan Documentation to the New Lender and, concurrently therewith, the entry into by the New Lender, the Borrower and the Guarantor of a novation agreement substituting the New Lender for the Lender and extending the Maturity Date of the Loan to the second anniversary of the Drawdown Date (the “Novation Agreement”) or (ii) the advance of funds to (or on behalf of) the Borrower and the entry into the New Loan Documentation.

(c) In connection with the New Loan: (i) in the case of Section 2.2(b)(i), the Borrower and the Guarantor shall enter into the Novation Agreement, (ii) in the case of Section 2.2(b)(ii), the New Lender, the Borrower, the Guarantor and Micron Technology Asia Pacific shall enter into loan documentation containing terms and conditions substantially the same as this Agreement and the Pledge Agreement (the “New Loan Documentation”); provided that the terms and conditions of the New Loan Documentation shall be no less favorable to the Borrower, the Guarantor or Micron Technology Asia Pacific than the Loan Documentation and the New Loan Documentation shall not contain the representations and warranties set forth in Sections 7.4, 7.5 or 7.8.  The obligation of the New Lender to provide the New Loan shall be subject to: (i) the creation and perfection of a first-priority pledge on the same Collateral in favor of the New Lender; and (ii) no Event of Default has occurred and is continuing (other than a Non-Attributable Event).  At least sixty (60) days prior to the Maturity Date, the Lender will identify the New Lender to the Borrower and provide proposed drafts of the Novation Agreement or the New Loan Documentation, as applicable.  The New Loan shall be used exclusively for repayment of the Loan and shall be remitted directly to the bank account designated by the Lender.

(d) The Borrower’s failure to obtain the New Loan and to repay the Loan upon the maturity of the Loan due to cause(s) not attributable to the Borrower, the Guarantor or Micron Technology Asia Pacific (a “Non-Attributable Event”) shall not be deemed as an Event of Default under Section 9.1(a) of this Agreement, it being understood that the term Non-Attributable Event includes the failure of the New Lender to provide the New Loan so long as the Borrower has used commercially reasonable efforts to negotiate and enter into the New Loan Documentation with the New Lender.  If a Non-Attributable Event occurs, during the period between the occurrence of such Non-Attributable Event and the date the proceeds of the New Loan are disbursed on behalf of the Borrower to the Lender’s designated bank account, (i) the Lender will not exercise any of its rights or remedies under Section 9.2, the Loan Documentation or otherwise, (ii) no assignment shall be made as set forth in Section 10.3, (iii) no setoff contemplated by Section 10.3 shall be made, and (iv) the past due interest rate under Section 3.4 shall not apply.

2.3 Use of Proceeds.  All proceeds of the Loan shall be exclusively used to finance the purchase of the 2nd Close Shares and to pay related fees and expenses.

2.4 Repayment Mechanics.  All repayments hereunder shall be made by wire transfer of such amounts in immediately available funds denominated in U.S. dollars to the Lender, at such place and to such account as the Lender shall designate in a written notice to the Borrower.  Payments shall be credited first to costs and expenses due and payable hereunder (including the costs incurred under Sections 9.3), then to the accrued interest then due and payable and the remainder applied to principal.  The Loan may be prepaid, without penalty or premium, in whole or in part from time to time, provided that:

(a) Notice: the Borrower shall have given the Lender not less than three (3) Business Days’ (or such shorter period as may be agreed between the Borrower and the Lender) prior written notice specifying the amount to be prepaid and the date of prepayment; and

(b) Interest: the Borrower shall concurrently pay accrued and unpaid interest on the full amount of the Loan to be prepaid on the date of such prepayment.

2.5 Taxes.

(a) All payments to be made by the Borrower or the Guarantor to the Lender under the Loan Documentation shall be made free and clear of any deduction or withholding on account of any Taxes.  If the Borrower, the Guarantor or any other person is required by any law or regulation to make any such deduction or withholding, the Borrower or the Guarantor (as applicable) shall (i) pay such deducted or withheld amount to the applicable tax authorities and, promptly upon the Lender’s request, deliver to the Lender the certificate or receipt evidencing such payment and (ii) pay such additional amount as will ensure that the Lender receives and is entitled to retain, free and clear of any such deduction or withholding, the full amount which it would have received if no such deduction or withholding had been required.  Without limiting the foregoing, if the Lender or any other person on the Lender's behalf is required by any law or regulation to make a payment on account of any such withholding Tax or incurs any liability in respect thereof, the Borrower or the Guarantor (as applicable) shall, within ten (10) Business Days after demand by the Lender (which demand shall provide a calculation in reasonable detail of such payment), indemnify the Lender against such payment or liability and any interest, penalty or expense payable or incurred in connection therewith.  The obligations of the Borrower and the Guarantor under this Section 2.5(a) are subject to (i) the Lender executing any applicable tax withholding forms (Form W-8BEN or its equivalent or any other form prescribed by law as a basis for claiming exemption from or reduction in withholding tax) as reasonably requested by the Borrower, Guarantor or the United States Internal Revenue Service for United States taxation purposes, together with such supplementary documentation necessary to allow the Borrower to determine whether the withholding or deduction is required to be made, and (ii) the representation and covenant contemplated by Section 10.13 being true and complied with. The Lender agrees to use its commercially reasonable efforts, at the cost and expense of the Borrower and/or Guarantor, to otherwise assist the Borrower and/or the Guarantor to obtain the exemption status for any such deduction or withholding.  Nothing in this Section 2.5 shall require the Borrower or the Guarantor to make any payment on or indemnify the Lender for any Taxes imposed on or measured by the Lender’s overall net income (however denominated) and franchise Taxes imposed on the Lender under applicable ROC laws.

(b)  If the Lender determines that it has received a refund of, or reduction in its liability for, any Taxes as a result of amounts paid or withheld by the Borrower and/or the Guarantor pursuant to this Section 2.5, the Lender shall pay over such refund or reduction to the Borrower and/or the Guarantor (but only to the extent of the amounts paid or withheld by the Borrower and/or the Guarantor under this Section 2.5 with respect to the Taxes giving rise to such refund or reduction), net of all out-of-pocket expenses of the Lender and without interest (other than any interest paid by the relevant governmental authority with respect to such refund or reduction), provided that the Borrower and/or the Guarantor, upon the request of the Lender, agrees to repay the amount paid over to the Borrower and/or the Guarantor to the Lender in the event the Lender is required to repay such refund or reduction to such Governmental Entity.  This Section 2.5 shall not be construed to require the Lender to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower and/or the Guarantor or any other person.

3. INTEREST.

3.1 Calculation of Interest.  The rate of interest on the Loan for each Interest Period shall be the percentage rate per annum, which is the aggregate of the applicable three-month LIBOR and a margin of two percent (2%), rounded up to the nearest fourth decimal point.  For the purpose of this Section 3.1, LIBOR shall mean (a) the British Bankers’ Association’s London Interbank Offered Rate for U.S. dollars for a tenor equal to (or most comparable to) the Interest Period displayed on the Reuters Screen Page 3750 at 11:00 a.m. (Taipei time) on the date which is two (2) Business Days prior to the commencement of the applicable Interest Period or (b) if the rate specified in clause (a) is not available for any reason, the offer rate for U.S. dollars for a tenor equal to (or most comparable to) the Interest Period displayed on Reuters Screen Page TAIFX3 at 11:00 a.m. (Taipei time) on the date which is two (2) Business Days prior to the commencement of the applicable Interest Period.

3.2 Interest Period.  The initial Interest Period shall commence on the Drawdown Date, with each successive Interest Period commencing on the last day of the prior Interest Period.

3.3 Payment of Interest.  The Borrower shall pay accrued interest in arrears on the Loan on the last day of each Interest Period, and the amount of interest shall be computed on the basis of the actual number of days elapsed (including the first day but excluding the last day of such Interest Period) and a year of three hundred and sixty (360) days.

3.4 Past Due Rate.  If the Borrower fails to pay any amount payable by it under the Loan on its due date, past due interest shall accrue on such unpaid amount at the rate of 10% per annum from the due date up to the date of actual payment of the unpaid amount (both before and after judgment). The Borrower shall pay past due interest (if unpaid) accruing on an unpaid sum at the end of each Interest Period applicable to that unpaid sum or on demand of the Lender.

4. GUARANTEE.

4.1 Guarantee.  The Guarantor hereby fully and unconditionally guarantees the due and punctual payment of all amounts payable by the Borrower under this Agreement (the “Guarantee”), in each case when and as the same shall become due and payable, and, in each case, in accordance with the terms of this Agreement.  The Guarantor hereby expressly waives its right to require the Lender to pursue or exhaust its legal or equitable remedies against the Borrower prior to exercising its rights hereunder against the Guarantor.

4.2 Joint and Several Liability.  The Guarantor hereby agrees that its obligations hereunder shall be as if it were the principal debtor and not merely surety, and shall be absolute and unconditional, irrespective of, and unaffected by, any invalidity, irregularity or unenforceability of the Loan Documentation, any failure to enforce the provisions of the Loan Documentation, any waiver, modification or indulgence granted to the Borrower with respect thereto by the Lender, or any other circumstance that may otherwise constitute a legal or equitable discharge of a surety or guarantor.  Except as otherwise expressly provided in the Loan Documentation, the Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of merger or bankruptcy of the Borrower, any right to require a proceeding first against the Borrower or the Collateral, protest or notice with respect to any indebtedness evidenced thereby or hereby and all demands whatsoever, and covenants that the Guarantee of the Guarantor will not be discharged with respect to the Loan Documentation except by payment in full of all amounts owing in respect thereof.  If at any time any payment under the Loan Documentation is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower, the Guarantor's obligations hereunder with respect to such payment shall be reinstated as of the date of such recession, restoration or return as though such payment had become due but had not been made at such time.

5. PLEDGE AND SECURITY INTEREST.

5.1 Pledge of the Shares.

(a) Without prejudice to and in addition to Lender’s right toward the Guarantor under Article 4 of this Agreement, as security for the performance in full of the obligations of the Borrower and the Guarantor under this Agreement, the Borrower, Micron Technology Asia Pacific (each, a “Pledgor” and collectively, the “Pledgors”) and the Lender shall enter into a share pledge agreement in the form and substance attached hereto as Exhibit B (the “Pledge Agreement”) and the Pledgors shall create a first priority security interest maximum amount pledge in an amount not to exceed two hundred fifty million U.S. dollars ($250,000,000) in favor of the Lender (the “Pledge”), in all of the right, title and interest of the Pledgors in and to (i) all of the Shares, and (ii) all rights and privileges of the Pledgors, whether now owned or hereafter acquired, with respect to the Shares, all proceeds, income and profits thereof and all property received in exchange or substitution therefore (items (i) and (ii) collectively, the “Collateral”).

(b) As soon as practical but in no event later than the next Business Day when the TDCC completes the entries of the 2nd Close Shares in the Borrower's custodian bank’s depository account, the Pledgors shall, or shall cause their respective custodian bank to, immediately apply for the book-entry pledge of the Shares and perfect the Pledge on the same day such Pledge creation application is filed.

6. CONDITIONS PRECEDENT.

The Lender shall only be obligated to provide the Loan when each of the following conditions has been satisfied:

(a) The Lender shall have received this Agreement duly executed and delivered by the Borrower and the Guarantor.

(b) The Pledgors shall have become the legal record and beneficial owner of and shall have good and marketable title to its respective portion of the Shares, and the acquisition of the Shares shall have been approved by the Investment Commission of the ROC Ministry of Economic Affairs pursuant to the ROC Statute for Investment by Foreign Nationals.

(c) The Lender shall have received the Pledge Agreement, duly executed and delivered by the Pledgors, granting to the Lender, for its benefit, a security interest in the Collateral described therein together with such financing and assignment documents as may be provided in the Pledge Agreement and evidence reasonably satisfactory to the Lender with respect to the Lender’s first priority security interest in the Collateral.

(d) The Lender shall have received certified copies of all action taken by the Borrower and/or the Guarantor authorizing the execution, delivery and performance of the Loan Documentation.

(e) The creation and perfection of the Pledge in a timely manner as set forth in Section 5.1 of this Agreement shall have been completed, which might be evidenced by any notices and acknowledgements required to perfect or give effect to the security created under the Loan Documentation, including, but not limited to, a securities passbook/statement produced by the securities agent of the Lender evidencing the creation of the Pledge.

(f) No Event of Default or Potential Event of Default shall have occurred and be continuing.

7. REPRESENTATIONS AND WARRANTIES.

Each of the Borrower and the Guarantor represents and warrants, jointly and severally, to the Lender that each of the representations, warranties and statements contained in the following Sections of this Article 7 is true and correct as of the Agreement Date.

7.1 Organization; Good Standing and Qualification.  The Borrower is a private limited liability company duly incorporated and validly existing under the laws of The Netherlands. The Guarantor is a corporation duly incorporated and validly existing under the laws of the State of Delaware.  Each of the Borrower and the Guarantor has all requisite corporate power and authority to own, lease and operate its properties and assets that it currently owns, leases or operates and to carry on its business as now conducted and as presently proposed to be conducted.

7.2 Authorization.  All corporate action on the part of the Borrower and the Guarantor, their respective officers, directors and stockholders necessary for the authorization, execution and delivery of the Loan Documentation to which it is a party and the performance of all obligations of the Borrower and the Guarantor hereunder has been taken.  Each of the Loan Documentation to which it is a party constitutes a valid and legally binding obligation of the Borrower and the Guarantor, as the case may be, enforceable against the Borrower and the Guarantor in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, moratorium, and other laws affecting creditor’s rights generally and by equitable principles (regardless of whether enforcement is sought in equity or at law).

7.3 Governmental Consents.  Other than (a) foreign investment approval from the Investment Commission of the ROC Ministry of Economic Affairs and (b) anti-competition approvals under Applicable Law, which are required for the 2nd Closing, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Entity on the part of the Borrower or the Guarantor is required in connection with the consummation of the transactions contemplated by the Loan Documentation except as have been made or obtained (it being understood that no representation or warranty is being made as to any such consents, approvals, orders, authorizations, registrations, qualifications, designations or filings which may be required in connection with the exercise by Lender of any of its rights and remedies against the Collateral).

7.4 Financial Statements.

(a) The Original Financial Statements were prepared in accordance with U.S. GAAP consistently applied save to the extent expressly disclosed in such Original Financial Statements.

(b) The Original Financial Statements and each other set of financial statements delivered by the Borrower and the Guarantor pursuant to Section 8.3 of this Agreement fairly present in all material respects the consolidated financial condition and results of operations of the Guarantor and its Subsidiaries as at the dates or for the periods specified therein.

(c) Except as disclosed in the Guarantor SEC Filings, there has been no material adverse change in the condition (financial or otherwise), assets or business of the Guarantor and its Subsidiaries, taken as a whole, since the date of the Original Financial Statements.

7.5 No Proceedings Pending or Threatened.  Except for any litigation, arbitration or administrative proceedings disclosed in the Guarantor SEC Filings, no litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency, is pending or, to the Borrower’s and/or the Guarantor’s knowledge, threatened in writing against the Borrower or the Guarantor which could reasonably be expected to have a Material Adverse Effect.

7.6 Non-conflict With Other Obligations.  The entry into and performance by the Borrower and/or the Guarantor of the Loan Documentation to which it is a party, and the consummation by them of the transactions contemplated thereby, do not and will not conflict with or result in a breach of, as the case may be:

(a) any law or regulation applicable to it;

(b) its constitutional documents;

(c) any material agreement or instrument binding upon it or any of its assets; and

(d) any of its borrowing limits or powers or any power exercisable by its directors in connection therewith;

except, in each case where such conflict or breach would not reasonably be expected to have a Material Adverse Effect.

7.7 No Default.  No Event of Default is continuing or would reasonably be expected to result from the making of the Loan.

7.8 No Unpaid Taxes.  Each of the Borrower or the Guarantor has, to the extent required by Applicable Law, timely filed all material tax returns that are required to have been filed by it and has paid all material taxes, fees and other charges properly imposed on it by any relevant governmental authority, except such taxes, fees or other changes that are being contested in good faith by appropriate proceedings and for which adequate reserves are maintained on the Borrower’s and/or Guarantor’s books to the extent required by U.S. GAAP.

7.9 No Winding-up.  Each of the Borrower and the Guarantor has not taken any corporate action, nor have any other steps been taken or legal proceedings been started or threatened in writing against it, for its winding-up, dissolution or administration or for the appointment of a receiver, administrator, administrative receiver, trustee or similar offices of it or of any or all of its assets or revenues.

7.10 Ownership of the Shares.  Subject to the completion of the transfer of the Shares pursuant to the Share Purchase Agreement, each Pledgor is the record and beneficial owner of the Shares held by it, which are free and clear of any lien, security interest, charge, encumbrance or claim (other than Permitted Liens) and each Pledgor has the power and capacity to execute, deliver and perform the Loan Documentation to which it is a party and to create the Pledge in favor of the Lender; provided that neither the Borrower, the Guarantor nor any Pledgor shall be responsible for any defect in title of the Shares that results, directly or indirectly, from a bankruptcy or other insolvency with respect to any of Qimonda or its Affiliates.

7.11 Effective Pledge.  The provisions of the Pledge Agreement and registration of the Pledge with the TDCC will be effective to create in favor of the Lender a valid, binding and enforceable security interest in all of each Pledgor’s right, title and interest of the Collateral, and constitute a fully perfected first priority pledge in all right, title and interest of such Pledgor in such collateral, superior in right to any liens which any third Person may have against such collateral or interests therein; provided that neither the Borrower, the Guarantor nor any Pledgor shall be responsible for any defect with respect to the Pledge that results, directly or indirectly, from a bankruptcy or other insolvency with respect to any of Qimonda or its Affiliates.

8. COVENANTS.

So long as any amount under the Loan Documentation is outstanding, the Borrower and the Guarantor hereby jointly and severally agree to:

8.1 Authorizations.  Obtain when required, make and keep in full force and effect all authorizations from and registrations with any Governmental Entity and other Persons that may be required to enable the Borrower and the Guarantor to own their respective assets and carry on their respective business from time to time being conducted, except where the failure to so obtain or keep in effect would not materially impair such party’s ability to perform such party’s obligations under the Loan Documentation to which such party is a party, and to perform their respective obligations under any Loan Documentation to which the Borrower or the Guarantor, as applicable, is a party and to ensure the legality, validity, and enforceability of such Loan Documentation.

8.2 Necessary Acts.  Upon request by the Lender, do or procure the doing of all such acts and execute or procure the execution of all such documents as the Lender may reasonably consider necessary for giving full effect to the Loan Documentation or securing to the Lender the full benefits of all rights, powers and remedies conferred upon the Lender in the Loan Documentation.

8.3 Financial Statements and Other Information.  With respect to the Guarantor, deliver to the Lender the following in English: (a) copies of the Guarantor’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q promptly after any such report is filed by the Guarantor with the United States Securities and Exchange Commission; and (b) copies of all documents or other information sent by the Guarantor to its stockholders generally.  All financial statements delivered by the Guarantor pursuant to this Section 8.3 shall be prepared under U.S. GAAP.  Any report, document or information contemplated by the foregoing sentence that is available on the U.S. Securities and Exchange Commission’s website shall be deemed to have been delivered by the Guarantor to the Lender.

8.4 Notification of Defaults.  Promptly notify the Lender upon the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, the Treasurer or General Counsel of the Guarantor obtaining knowledge of the occurrence of any default or Event of Default hereunder or of any default under the Pledge Agreement or the U.S.$85 million loan agreement between the Guarantor and the Company.

8.5 Inspection.  Grant the Lender, its representatives, agents and/or advisors, the right to reasonable access to inspect the facilities and books of the Borrower and the Guarantor.  Notwithstanding anything to the contrary in this Agreement, neither the Borrower nor the Guarantor will be required to disclose, permit the inspection or examination of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Lender (or its designated representative) is then prohibited by Applicable Law or any agreement binding on the Borrower, the Guarantor or any of their Subsidiaries or (iii) is subject to attorney-client or similar privilege or constitutes attorney work product.

8.6 Compliance with Laws.  Procure that each of the Borrower and the Guarantor shall comply in all material respects with all laws to which such party may be subject, if failure so to comply would materially impair such party’s ability to perform such party’s obligations under the Loan Documentation to which such party is a party.

8.7 Environmental Compliance. Comply in all material respects with all applicable environmental laws, obtain and maintain any environmental permits necessary to the Borrower’s or the Guarantor’s business and take all reasonable steps in anticipation of known or expected future changes to or obligations under environmental law or any environmental permits, in each case where the failure to do so could reasonably be expected to have a Material Adverse Effect.

8.8 Taxes.  Pay and discharge all material taxes, assessments and governmental charges or levies whatsoever imposed on the Borrower or the Guarantor or on its income or profits or on any of the property of the Borrower or the Guarantor prior to the date on which penalties attach thereto, and timely file all returns relating thereto, except to the extent that any such tax, assessment, governmental charge, levy or claim is being contested in good faith and by appropriate proceedings and for which adequate segregated reserves have been established therefore to the extent required by U.S. GAAP or where the failure to so pay, discharge or file would not materially impair such party’s ability to perform such party’s obligations under the Loan Documentation to which such party is a party.

8.9 Maintenance of Insurance.  Maintain or procure to be maintained with reputable insurers insurances on and in relation to its business and assets:

(a) against those risks customarily insured against by prudent companies carrying on a similar business; and

(b) against those risks required by Applicable Law.

8.10 Maintenance of Property.  Procure that each of the Borrower and the Guarantor will maintain and preserve in good working order (ordinary wear and tear excepted) all of the assets necessary to the conduct of its business from time to time, except where the failure to do so would not materially impair such party’s ability to perform such party’s obligations under the Loan Documentation to which such party is a party.

9. EVENTS OF DEFAULT.

9.1 Events of Default.  The occurrence and continuance of any of the following shall constitute an Event of Default under this Agreement:

(a) the Borrower’s or Guarantor’s failure to make any payment of principal, interest or any other amount payable hereunder when due under the Loan Documentation and such failure continues unremedied for three (3) Business Days in the case of payments of principal or five (5) Business Days in the case of interest or any such other amount;

(b) the Borrower’s or Guarantor’s failure to duly and punctually perform its material obligations or covenants under the Loan Documentation and such failure continues for 30 days after the Lender provides written notice thereof to the Borrower and the Guarantor;

(c) any representation, warranty or statement made or deemed to be made by the Borrower or the Guarantor in the Loan Documentation is or proves to have been incorrect or misleading in any material respect when made;

(d) the filing of a petition by or against the Borrower or the Guarantor under any provision of any law relating to bankruptcy, insolvency or other relief for debtors; and in the case of any such petition filed against the Borrower or the Guarantor, such petition remains unstayed or undismissed for a period of sixty (60) days; or appointment of a receiver, trustee, custodian or liquidator of or for all or any part of the assets or property of the Borrower or the Guarantor; or the insolvency of the Borrower or the Guarantor; or the making of a general assignment for the benefit of creditors by the Borrower or the Guarantor;

(e) any Loan Documentation, once executed and delivered, ceases to be in full force and effect or ceases to be effective to create the security interest; and

(f) any actual or asserted invalidity or unenforceability by the Borrower or the Guarantor of the Guarantee or the Pledge.

9.2 Remedies.  Upon the occurrence and during the continuance of any Event of Default, the Lender, at its option, may:  (i) by notice to the Borrower and the Guarantor, declare the unpaid principal amount of the Loan, all interest accrued and unpaid thereon and all other amounts payable hereunder to be immediately due and payable, whereupon the unpaid principal amount of the Loan, all such interest and all such other amounts shall become immediately due and payable, without presentment, demand, protest or further notice of any kind, provided that if an event described in Section 9.1(d) above shall occur without the giving of any such notice and

(ii) upon the acceleration of the Loan, exercise its rights and remedies under the Pledge Agreement.

9.3 Costs.  The Borrower and the Guarantor agree to pay on demand all of the losses, costs and expenses (including reasonable attorneys' fees and disbursements) that the Lender incurs in connection with enforcement of the Loan Documentation, the protection or preservation of the Lender's rights under the Loan Documentation or collection of amounts due under the Loan Documentation, whether by judicial proceeding or otherwise.  Such costs and expenses include those incurred in connection with any refinancing, or any bankruptcy, insolvency, liquidation or similar proceedings.

9.4 Waivers.  Except as otherwise set forth herein or in the Loan Documentation, the Borrower and the Guarantor hereby waive diligence, demand, presentment, protest or notice of any kind in connection with the exercise by the Lender of its rights under the Loan Documentation.  The Borrower and the Guarantor agree to make all payments under the Loan Documentation without setoff (except as may be requested by the Lender) or deduction and regardless of any counterclaim or defense.

9.5 [***]  Notwithstanding anything to the contrary contained in the Loan Documentation, the Borrower, the Guarantor and the Lender acknowledge that if the Borrower, the Guarantor and/or Micron Technology Asia Pacific is required [***] shall not give rise to a basis for a claim of breach of a representation, non-compliance or default or Event of Default under the Loan Documentation.  If [***] occurs, neither the Borrower nor the Guarantor nor Micron Technology Asia Pacific shall have an obligation to provide any additional collateral to the Lender and Lender’s interest in the Shares shall be limited to the interest, if any, the Borrower or Micron Technology Asia Pacific has in the Shares as a result of [***].

10. GENERAL PROVISIONS.

10.1 Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given upon (a) transmitter’s confirmation of a receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight or recognized international carrier or when delivered by hand, or (c) delivery in person, addressed at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Borrower, to:

Micron Semiconductor B.V.
8000 South Federal Way
Boise, Idaho  83716-9632
Fax:  (208) 363-1309
Attention:  General Counsel

With a copy to:

Micron Technology, Inc.
8000 South Federal Way
Boise, Idaho  83716-9632
Fax:  (208) 368-4095
Attention: Treasurer
With a copy to:
Wilson Sonsini Goodrich & Rosati, P.C.
650 Page Mill Road
Palo Alto, California 94304
Fax:  (650) 493-6811
Attention:  John A. Fore, Esq.

(b) if to Guarantor, to:

Micron Technology, Inc.
8000 South Federal Way
Boise, Idaho  83716-9632
Fax:  (208) 363-1309
Attention:  General Counsel

With a copy to:
Micron Technology, Inc.
8000 South Federal Way
Boise, Idaho  83716-9632
Fax:  (208) 368-4095
Attention: Treasurer

With a copy to:
Wilson Sonsini Goodrich & Rosati, P.C.
650 Page Mill Road
Palo Alto, California 94304
Fax:  (650) 493-6811
Attention:  John A. Fore, Esq.

(c) if to Lender, to:

Nan Ya Plastics Corporation
3F, 201 Tun Hua N. Road
Taipei 105, Taiwan, ROC
                     Fax: 886.2.27178533
                     Attention:  President Office

With a copy (which shall not constitute notice) to:

Nanya Technology Corporation
Hwa-Ya Technology Park 669

Fuhsing 3 RD. Kueishan
Taoyuan, Taiwan ROC
                     Fax: 886.3.396.2226
                     Attention: Legal Department

10.2 Waiver.  The failure at any time of a party hereto to require performance by the other party or parties of any responsibility or obligation required by this Agreement shall in no way affect the first party’s right to require such performance at any time thereafter, nor shall the waiver by a party hereto of a breach of any provision of this Agreement by the other party or parties constitute a waiver of any other breach of the same or any other provision nor constitute a waiver of the responsibility or obligation itself.

10.3 Assignment.  This Agreement or any right or obligation hereunder, is not assignable, delegable or otherwise transferable by any party, either voluntarily, by operation of law, or otherwise, without the prior written consent of the other parties (which consent may be withheld in its sole discretion); provided that the Lender may assign its rights and obligations hereunder as contemplated by Section 2.2; provided further that after the repayment in full of the U.S.$85 million loan to the Company from the Borrower, the Lender may, by sending a written notice to the Borrower and the Guarantor at least three (3) Business Days prior to the effective date of any such assignment, assign any or all of its rights to payment of the Loan from the Borrower and/or the Guarantor hereunder to NTC when the Borrower or the Guarantor’s payment obligations under the Loan Documentation is due.  Upon the assignment to NTC, NTC shall have the right to offset its payment obligations payable under the TTLA against any right or claim so assigned to NTC; provided that NTC may make any such offset only with respect to amounts that are past due under the Loan Documentation.  Any such purported assignment or transfer not in accordance with this Section 10.3 shall be null and void.  Subject to the foregoing, this Agreement shall bind and inure to the benefit of the parties and their successors and assigns.  The transfer of any right or obligation hereunder by the Lender shall be effected only by the surrender of the Loan, and either the reissuance by the Lender of the Loan to a new borrower or the issuance by the Lender of a new loan instrument to a new borrower; provided that, in the event of an assignment contemplated by Section 2.2, the parties shall execute the Novation Agreement and, if requested by the Borrower, reexecute this Loan Agreement with the only changes being substituting the New Lender and extending the Maturity Date.  The Lender represents to the Borrower that, except as otherwise permitted by this Section 10.3, it is and will remain the holder of the Loan.  This provision is intended to satisfy the requirements of Section 881(c)(2) of the Internal Revenue Code and Section 1.871-14 of the Treasury Regulations.

10.4 Term.  The term of the Agreement shall commence from the date hereof and end on the date upon which all the Borrower's and the Guarantor's obligations and liabilities under the Loan Documentation, including, without limitation, the repayments of the Loan and the interest, have been duly performed (the “Term”).

10.5 Amendment.  This Agreement may not be amended or modified without the written consent of all parties hereto.

10.6 Third Party Rights.  Nothing in this Agreement, whether express or implied, is intended or shall be construed to confer, directly or indirectly, upon or give to any Person, other than the parties hereto and NTC, any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenant, condition or other provision contained herein.

10.7 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the ROC, without giving effect to its conflict of laws principles.

10.8 Jurisdiction; Venue.  Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement shall be brought in the Taipei District Court, located in Taipei, Taiwan, and each of the parties hereto hereby consents and submits to the exclusive jurisdiction of such court (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum.

10.9 Headings.  The headings of the Articles and Sections in this Agreement are provided for convenience of reference only and shall not be deemed to constitute a part hereof.

10.10 Entire Agreement.  This Agreement, together with the Exhibits hereto and the agreements and instruments referred to herein, constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof.

10.11 Taxes.  Except as otherwise set forth in this Agreement, all Taxes incurred or imposed in connection with this Agreement and the transactions contemplated hereby shall be paid by the party subject to such Tax.

10.12 Cost and Expenses.  The Borrower and Guarantor agree to pay promptly on demand the expenses and fees incurred by the Lender that are charged by the securities agent of the Lender in connection with the creation and perfection of the Pledge; provided, however, that neither the Borrower nor the Guarantor shall be liable for any expense or fees associated with the creation and perfection of a pledge on the Collateral in favor of the New Lender.  Except as otherwise set forth herein or in the Loan Documentation, the Borrower and the Lender shall be responsible for their own out-of pocket expenses incurred by them in the preparation, negotiation and performance of the Loan Documentation (including, but not limited to, legal fees and service fees to professional advisors).

10.13 Lender Representation and Covenant.  The Lender hereby represents and warrants that it is not a ten percent (10%) shareholder (as that term is defined in Section 871(h)(3)(B) of the Internal Revenue Code) of the Guarantor on the Agreement date and hereby agrees that it will not become a ten percent (10%) shareholder of the Guarantor during the Term of the Loan.

10.14 Severability.  Should any provision of this Agreement be deemed in contradiction with the laws of any jurisdiction in which it is to be performed or unenforceable for any reason, such provision shall be deemed null and void, but this Agreement shall remain in full force and effect in all other respects.  Should any provision of this Agreement be or become ineffective because of changes in Applicable Law or interpretations thereof, or should this Agreement fail to include a provision that is required as a matter of law, the validity of the other provisions of this Agreement shall not be affected thereby.  If such circumstances arise, the parties hereto shall negotiate in good faith appropriate modifications to this Agreement to reflect those changes that are required by Applicable Law.

10.15 Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.16 Confidential Information.

(a) The parties hereby acknowledge that the terms and conditions of the Loan Documentation and the information requested to be disclosed herein which is not available to the public shall be considered confidential information (collectively, the “Confidential Information”), and the parties agree that the term Confidential Information includes (i) on the part of the Borrower and the Guarantor, any information received from the Lender or NTC under, pursuant to or in connection with the Loan Documentation or the transactions contemplated thereby, and (ii) on the part of the Lender, any information received from the Borrower, the Guarantor or Micron Technology Asia Pacific under, pursuant to or in connection with the Loan Documentation or the transactions contemplated thereby.  The parties shall not disclose any Confidential Information to any third party except in accordance with the provisions of this Section 10.16.  Notwithstanding the foregoing, the term "Confidential Information" shall not include information that (i) is or becomes published or otherwise generally available to the public through no fault or omission of the applicable party or any of its Affiliates, employees, lenders, accountants or attorneys, (ii) was available to the applicable party on a non-confidential basis prior to its disclosure to such party pursuant to the Loan Documentation or (iii) becomes available to the applicable on a non-confidential basis from a source other than the other parties.

(b) Notwithstanding the foregoing, any of the parties may disclose any of the Confidential Information to its Affiliates, employees, lenders, accountants and attorneys, in each case only where such Persons have the need to know and so long as such Persons agree to keep the information confidential in accordance with this Section 10.16.

(c) In the event that any of the parties is requested or becomes legally compelled (including without limitation, including by the Securities and Futures Bureau, Financial Supervisory Commission, Executive Yuan, ROC, the Taiwan Stock Exchange or the U.S. Securities Exchange Commission) to disclose the Confidential Information, such party, shall provide the other parties with prompt written notice of that fact before such disclosure is made and furnish for disclosure only that portion of the information which is legally required.

(d) Each of the Lender, the Borrower and the Guarantor agrees that it will provide the other parties with drafts of any documents, press releases or other filings in which it is required to disclose the Confidential Information at least five (5) business days or such other period as required by law, whichever is shorter, prior to the filing or disclosure thereof, and that it will make any changes to such materials reasonably requested by the other parties to the extent permitted by Applicable Law.  If confidential treatment is requested by any of the other parties, the party seeking disclosure of the Confidential Information agrees to file a request on behalf of such other party and shall use its commercially reasonable efforts in responding to any comments by any such stock exchange or securities regulatory body or authority to cause such confidential treatment to be granted.

(e) Notwithstanding Section 10.4 provides otherwise, the obligations of this Section 10.16 with respect to any Confidential Information or with respect to any discussions or agreements between the parties shall survive and continue for five (5) years from the date of this Agreement.

(f) The Lender understands and agrees that the Guarantor will file the Loan Documentation, as well as a summary of the Loan Documentation, with the U.S. Securities and Exchange Commission (or any other Governmental Entity or regulatory body or stock exchange) and such filings will not be subject to the restrictions and procedures set forth in this Section 10.16.

[Signature Page Follows]

CONFIDENTIAL

The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

MICRON TECHNOLOGY, INC.

By:	/s/ D. Mark Durcan
Name:	D. Mark Durcan
Title:	President and Chief Operating Officer

[SIGNATURE PAGE TO LOAN AGREEMENT BETWEEN MICRON TECHNOLOGY INC., MICRON SEMICONDUCTOR B.V. AND NAN YA PLASTICS CORPORATION]

The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

MICRON SEMICONDUCTOR B.V.

By:	/s/ Thomas L. Laws, Jr.
Name:	Thomas L. Laws, Jr.
Title:	Managing Director A

By:	/s/ S. Boermans / /s/ A.M.L. Kuijpers
Name:	S. Boermans / A.M.L. Kuijpers
Title:	Trust International Management (T.I.M.) B.V.

[SIGNATURE PAGE TO LOAN AGREEMENT BETWEEN MICRON TECHNOLOGY INC., MICRON SEMICONDUCTOR B.V. AND NAN YA PLASTICS CORPORATION]

The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

NAN YA PLASTICS CORPORATION

By:	/s/ C. J. Wu
Name:	C. J. Wu
Title:	Chairman

[SIGNATURE PAGE TO LOAN AGREEMENT BETWEEN MICRON TECHNOLOGY INC., MICRON SEMICONDUCTOR B.V. AND NAN YA PLASTICS CORPORATION]